Holt's Cigar Holdings, Inc.
                         Pro Forma Net Income Per Share


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

                                     Year Ended                 Six Months                        Six Months
                                   March 31, 1997         Ended September 30, 1996          Ended September 30, 1997
                                   --------------         ------------------------          ------------------------
Pro forma net income                 $1,698,907                 $  736,850                        $1,942,083
                                     ----------                 ----------                        ----------

Weighted average shares
outstanding                           4,020,000                  4,020,000                         4,020,000

Equivalent shares necessary
to fund distributions to
shareholders in excess of
earnings                                 81,701                     81,701                            81,701
                                     ----------                 ----------                        ----------

                                      4,101,701                  4,101,701                         4,101,701
                                     ----------                 ----------                        ----------

Pro forma net income per
share                                $     0.41                 $     0.18                        $     0.47
                                     ==========                 ==========                        ==========
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